Registration No. 333-131682

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM SB-2/A-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARATHON GOLD CORP.
(Name of small business issuer in its charter)

Nevada	1081	None
(State or Other Jurisdiction of	(Primary Standard Industrial Classification	(IRS Employer Identification
Organization)	Code)	#)

MARATHON GOLD CORP.	CORPORATION TRUST COMPANY OF NEVADA
6338 North New Braunfels Avenue	6100 Neil Road
Suite 350	Suite 500
San Antonio, Texas 78209	Reno, Nevada 89544
(210) 862-3071	(775) 688-3061
(Address and telephone of registrant’s executive	(Name, address and telephone number of agent for
office)	service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [  ] =========================================================================================================================================

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$21.70

[1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).

     REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

MARATHON GOLD CORP.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

      Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker/dealers, on a 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Our offering will begin on the date of this prospectus and end 270 days thereafter. In the event that 1,000,000 shares are not sold within 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 1,000,000 shares are sold within 270 days, all money received will be retained by us and there will be no refund. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank.

     Funds will be held in a separate account at Bank of America, 5201 Broadway, San Antonio, TX 78209. Its phone numbers are 210.283.6100 and 1.800.432.1000. This account will not be an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. We do not have a legal right to withdraw the funds unless we raise the minimum amount in the offering. However, creditors could attach the funds. Future actions by creditors in the subscription period could preclude or delay us in refunding your money. If we file for bankruptcy protection or a petition for involuntary bankruptcy is filed against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.

     This offering is a very high risk and you may loose your entire investment.

     Our common stock will be sold by Marilyn Miller, one of our officers and directors.

     Investing in our common stock involves risks. See "Risk Factors" starting at page 7.

There is a very high risk that you will lose your investment.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.030	$0.070
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum [1]	$100,000	$30,000	$70,000
Maximum [2]	$200,000	$30,000	$170,000

[1] $70,000 is the minimum net proceeds to us if 1,000,000 shares are sold.

        [2] $170,000 is the maximum net proceeds to us if 2,000,000 shares are sold.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is ___________________.

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage corporation. We do not own any property, but it is held in trust for us by Glengarry Developments Inc. We have the right to conduct exploration activity on one property. The property consists of one mining claim. We intend to explore for gold on the property.

     The property consists of mineral rights on land that is 38.795 hectares in area and is located approximately 20 Kilometers northwest of the city of Quesnel in the Fraser River basin, between the Cottonwood River and Highway 97 North. The property is accessed from the paved Old Prince George Highway (13.8 km), then 6.4 km on gravel on a major logging road. Numerous local logging spur roads provide access to the property. We selected the property because gold has been disccovered nearby. There is no assurance, however, that there is any gold on our property. The property indicates that no one has conducted exploration activity on it in the past.

     We intend to manage development and production operations should we find adequate deposits. Our president, Kathrine MacDonald, has experience in operating exploration companies. Our plan is to hire an experienced consultant to help plan our exploration program and be responsible for supervising drilling operations on the property. We intend to initiate exploration activity approximately 30 days after we complete our public offering, subject to suitable weather conditions and the availability of a consultant.

     We will consider retaining Accurate Mining Services (AMS) as our consultant. AMS has been incorporated for three years and provides a full range of services to the mining industry, including property acquisition and management. Prior to AMS’s inception, its principal, Fran Macpherson, was a mine manager for several publicly traded exploration companies in the B.C. interior. Neither AMS or Ms. Macpherson are affiliated with us.

     If we do not find mineralized material, we will cease mining operations on the property. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. We have no plans for operations beyond conducting exploration activities and determining if the property contains mineralized material. If it is determined that the property does not contain mineralized material, we may not attempt to raise further funds and you may lose your investment.

     We do not hold title to the mineral claim. Title to the mineral claim is recorded in the name of Glengarry Developments Inc. Glengarry Developments Inc. is not affiliated with us. We have signed Declaration of Trust document with Glengarry Developments Inc. that states that Glengarry holds in trust for us a 100% undivided interest in the mineral claim, claim PT1, record number 520335, and expiration date Sept 22, 2008. This document also states that Glengarry will deliver full title on demand to us for as long as the claim is in good standing with the Province of British Columbia. If Glengarry Developments Inc. transfers the mineral claim to a third party, the third party will obtain good title and we will have nothing. We believe that if Glengarry Developments Inc. transfers title to a third party, we would have a cause of action against Glengarry Development Inc. for monetary damages. We are relying on Glengarry Development Inc. to transfer title to a wholly-owned, British Columbia subsidiary corporation we will form if we find economically extractable minerals on the property. Glengarry Development Inc. is owned by Gary MacDonald, brother of our president, Kathrine MacDonald.

     Glengarry Developments Inc. has verbally agreed to pay the annual fee for the claim. We have no recourse if it fails to pay. To safeguard against nonpayment of the fee, we will request proof of payment from Glengarry prior to the deadline. If there is any doubt, we may make the payment ourselves. If the payment is not made, the property lease will terminate, and we will have no mineral claim and will have to cease exploration operations on the property.

     The reason the mineral claim is being held by Glengarry Developments Inc. rather than us is that under British Columbia law, title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe the associated costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, and the combined costs of expanding this registration statement would be several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time but may do so if we discover mineralized material. This arrangement saves us legal and accounting costs of forming a British Columbia corporation while we ascertain whether there are mineral reserves on the property.

     We maintain our statutory registered agent's office at 6100 Neil Road, Suite 500, Reno, Nevada 89544. Our business office is located at 6338 N. New Braunfels Avenue, Suite 350, San Antonio, Texas 78209. Our telephone number is (210) 862-3071.

The Offering

     Following is a brief summary of this offering:

Securities being offered	A minimum of 1,000,000 shares of common stock and a maximum of 2,000,000 shares of common stock, par value $0.00001
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	Approximately $70,000 if the minimum number of shares is sold and approximately $170,000 if the maximum number of shares is sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

     The proceeds of the offering will be held in a separate account at Bank of America. We will hold the funds in the account until we receive a minimum of $100,000 at which time we will withdraw and use those funds. We will immediately withdraw any funds received thereafter. If we do not receive the minimum amount of $100,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 270 days from the date appearing on the cover of this prospectus. At the end of the 270 day period, which will begin on the effective date of this offering, the offering will end.

     Management, our promoters, and affiliates thereof, will not purchase shares in this offering to reach the minimum.

Selected Financial Data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of	As of
	July 31, 2007	October 31, 2006	October 31, 2005
	(Unaudited)	(Audited)	(Audited)
Balance Sheets
Total Assets	$5,146	$5,000	$5,000
Total Liabilities	$30,303	$20,444	$16,084
Stockholders Equity - (Deficit)	$(25,157)	$(15,444)	$(10,738)

			Period from
			Inception
	Nine months ended	Year ended	May 25, 2005 to
	July 31, 2007	October 31, 2006	October 31, 2005
	(Unaudited)	(Audited)	(Audited)
Statements of Operations
Revenue	$0	$0	$0
Total Expenses	$9,713	$4,706	$10,788
Net Income - (Loss)	$(9,713)	$(4,706)	$(10,788)

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with MARATHON GOLD CORP.:

1. Our auditors have issued a going concern opinion. There is doubt as to whether we will continue operations unless we complete our public offering.

     Our auditors have issued a going concern opinion. This means there is substantial uncertainty that we will continue absent additional funding. Unless we complete our public offering, there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease operations and you could lose your investment.

2. Because the probability of an individual prospect ever having reserves is extremely remote, all funds spent on exploration will probably be lost. If we are not successful in finding mineralized material, we will cease operations.

     The probability of an individual prospect ever having reserves is extremely remote. No previous exploration activity has ever been conducted on the property. In all probability, the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which will result in a loss of your investment. If we do not find mineralized material, we will cease exploring the claim. We have no plans for operations beyond conducting exploration activities and determining if the property contains mineralized material. If it is determined that the property does not contain mineralized material, there is a good chance that you will lose your investment.

     3. We may have to deviate from our plan of operation, however, if you we do, we will not return any funds to you.

     Mining exploration is speculative and chancy. It is highly unlikely that we will find economic mineral reserves on the property. If we are not successful in locating mineralized material, we will have to cease operations or seek another exploration project. Whatever the outcome of our exploration program, our officers and directors are entrusted with our management for the benefit of our stockholders. Thus, if it is in the shareholders’ best interests to modify a proposed exploration program, or expand operations into new areas, or entirely change our business operations, it must and will be done. If we deviate from our plan of operation, we will not return any funds to you.

     4. Our management lacks technical training and experience in mining operations. Consequently, we would have to hire consultants that have technical training and experience in mining development.

     Our management lacks technical training and experience in exploration, and starting and operating a mine. With no direct training or experience in these areas, management may not be fully aware of the specific requirements related to working within the industry. Management’s decisions may not take into account standard engineering or managerial approaches other mineral exploration companies commonly use. Due to our lack of experience in the mining industry, we would hire consultants that have technical training and experience to further advance the mining process.

     5. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated on May 26, 2005 and have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is ($25,207). Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property

*	our ability to generate revenues

*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral property. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

     6. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.

     Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration operations on the property.

7. Because we are small and do not have any ore reserves or much capital, we will have to limit our exploration activity which may result in a loss of your investment.

     Because we are small and do not have ore reserves or much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

     8. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

     Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

9. Because Ms. MacDonald and Ms. Miller have other outside business activities and each will only be devoting about 10% of her time, or four hours per week, to our operations, our operations may be sporadic. This may result in periodic interruptions or suspensions of exploration.

     Because Ms. MacDonald and Ms. Miller, our officers and directors, have other outside business activities and will each only be devoting 10% of her time, approximately four hours each per week, to our operations, our operations may be sporadic and occur at times which are convenient to Ms. MacDonald and Ms. Miller. As a result, exploration of the property may be periodically interrupted or suspended.

10. Because title to the mineral rights is held in the name of Glengarry Developments Inc., Glengarry Developments has the ability to transfer the mineral rights to someone other than us. In this event, we will cease mining operations and you will lose your investment.

     We do not hold title to the mineral rights on the property. Title to the mineral rights is held by Glengarry Developments Inc. If Glengarry transfers the property rights to a third party, the third party will obtain good title and we will have nothing. Further, if we fail to pay the minimum fee due British Columbia, the property lease will terminate. If that happens, we will have no right to the mineral claim and will have to cease operations. The reason for this arrangement is that under British Columbia law, title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the costs of expanding this registration statement, would be several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but may do so if mineralized material is discovered on the property.

     11. If Kathrine MacDonald, our president and a director, should resign or die, we will not have a chief executive officer which could result in our suspending operations. If that should occur, you could lose your investment.

Kathrine MacDonald is our president and a director. We are extremely dependent upon her to conduct our operations. If she should resign or die, we will not have a chief executive officer. Until we find another person to act as our chief executive officer, our operations could be suspended. We may not be able to find a replacement. This could lead to a loss of your entire investment.

Risks associated with this offering:

     12. Because our officers and directors will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors.

Even if we sell all 2,000,000 shares of common stock in this offering, Ms. MacDonald, through her wholly owned corporation, and Ms. Miller, will together own 5,000,000 shares and will continue to control us. As a result, after completion of this offering and regardless of the number of shares we sell, Ms. MacDonald and Ms. Miller will be able to elect all of our directors and control our operations.

13. Because our officers and directors are risking a small amount of capital and public investors are together risking up to $200,000, if we fail, our public investors will absorb most of the loss.

     Our officers and directors will receive a substantial benefit from your investment. Our officers and directors paid expenses, advanced cash and made loans, all of which totaled $20,528. The loans are due on demand to Ms. MacDonald, our president, or Dimac Capital Corporation, which is solely owned and controlled by Ms. MacDonald. The loans which Ms. MacDonald either loaned us or was assigned by Mr. Baker will be repaid from the proceeds of this offering. After Ms. MacDonald is paid back from the proceeds, she will have nothing at risk. Investors in this public offering will together be risking between $100,000 to $200,000. As a result, if we cease operations for any reason, you will lose your investment, while our officer and director will be repayed the amount she loaned us and the amount she was assigned by Mr. Baker.

     14. Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, you will lose your investment.

     Your funds will not be placed in an escrow or trust account. We do not have a legal right to withdraw the funds unless we raise the minimum amount in the offering. As a result, during the subscription period, even if we do not raise the minimum amount, creditors could attach the funds. If we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you will lose your investment and your funds will be used to pay creditors and will not be used for exploration.

15. Investors in our public offering will suffer substantial dilution of their investment.

     Because our officers and directors invested approximately $50 for 5,000,000 shares of common stock and investors in our public offering will together be investing up to $200,000 for 2,000,000 shares of common stock, investors in our public offering will be substantially diluted from $0.10 per share to approximately $0.02 per share.

     16. Because there is no public trading market for our common stock, you may not be able to resell your stock.

     There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

USE OF PROCEEDS

     Our offering is being made on a self-underwritten $100,000 minimum, $200,000 maximum basis.

     The table below sets forth the use of proceeds if $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000

Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$70,000	$120,000	$170,000

     The net proceeds will be used as follows:

Consulting Services	$5,000	$10,000	$15,000
Core Sampling	$50,000	$95,000	$135,000
Analyzing Samples	$10,000	$10,000	$10,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting	$1,500	$1,500	$1,500
Office Equipment	$1,000	$1,000	$1,000
SEC filing	$2,150	$2,150	$2,150
Secretary	$0	$0	$5,000

     Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

     Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. Consulting services are services provided by independent third parties to advise us on our exploration program and supervise our subcontractors. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month.

     We intend to implement an exploration program which consists of core sampling. We have decided to forego a major focus on surface sampling. Prior to drilling, consultants are expected to undertake various sampling, analyzing, trenching, augering, and other such actions deemed appropriate by the industry. These activities are expected to provide insight into where it is best to drill. Our consultant will conduct a minimal series of surface and near-surface observations to provide the best estimate of where to focus attention on the claim.

     If we only sell the minimum number of shares, our exploration program will not be as thorough as it would be if we sell the maximum number of shares. The proceeds raised from the minimum of shares sold will fund about one month of exploration while the proceeds raised from the maximum of shares sold will fund about three months. A one-month program will not be as extensive as a three month program, which would be more ideal. In case we only raise the minimum amount of proceeds, we will decide what to do after we see the results of the one-month exploration program.

     Core drilling will cost $20.00 per foot. We will drill as many holes as proceeds from this offering allow. We estimate it will cost up to $10,000 to analyze the core samples.

     The foregoing reflects all material aspects of our plan. We have no further details at this time.

     We are considering retaining Accurate Mining Services (AMS) as our consultant. AMS has been incorporated for three years and provides a full range of services to the mining industry, including property acquisition and management. Prior to AMS’s inception, its principal, Fran Macpherson, was mine manager for several publicly traded exploration companies in the B.C. interior. Neither AMS or Ms. Macpherson are affiliated with us.

     A portion of the proceeds raised in this offering will be used to pay back our loans. Our officers and directors paid expenses, advanced cash and made loans, all of which totaled $20,528. The loans are due on demand to Ms. MacDonald, our president, or Dimac Capital Corporation, which is solely owned and controlled by Ms. MacDonald. The loans which Ms. MacDonald either loaned us or was assigned by Mr. Baker will be repaid from the proceeds of this offering. After we pay Ms. MacDonald the amount we owe her, she will have nothing at risk. Investors in this public offering will together be risking between $100,000 to $200,000.

     Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

     We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only if we find we have reserves will we consider developing the property.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a net total of $170,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. We considered a number of factors, including the need for sufficient capital to conduct an exploration program. Among the factors considered were:

*	our lack of operating history

*	the proceeds to be raised by the offering

*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and

*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

     Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

     As of July 31, 2007, the net tangible book value of our shares of common stock was $25,157 or approximately $0.005 per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $174,843, or approximately $0.025 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.030 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.025 per share.

     After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.5% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.5% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50, or approximately $0.00001 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $124,843 , or approximately $0.019 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.024 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.019 per share.

     After completion of this offering, if 1,500,000 shares are sold, you will own approximately 23% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 77% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50, or approximately $0.00001 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $74,843 or approximately $0.012 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.018 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.012 per share.

     After completion of this offering, if 1,000,000 shares are sold, you will own approximately 16.5% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 83.5% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50, or approximately $0.00001 per share.

     The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are sold:

Price per share	$0.10
Net tangible book value per share before offering	$(0.005)
Potential gain to existing shareholders	$200,000
Net tangible book value per share after offering	$0.025
Increase to present stockholders in net tangible book value per share after
offering	$0.030
Capital contributions	$50
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholders	5,000,000
Percentage of ownership after offering	71.5%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.075
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.5%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.10
Dilution per share	$0.081
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.088
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.5%

We set the price of our stock in the public offering based upon the factors outlined in the Determination of Offering Price section of this prospectus, not on the basis of measures of intrinsic value. As you can see, the difference between the price our officers and directors paid and the price at which we are offering the shares is substantial. The difference between the two was not and has not been considered and accordingly we can’t explain it. It is what it is. Further, we believe the 5,000,000 shares were issued at fair value as evidenced by the book value of the shares today and the book value when they were issued, and especially the fact there is no public market for the shares and our officers and directors’ investments are virtually illiquid. When the shares were purchased by our officers and directors on August 8, 2005, we had no shares outstanding. After our officers and directors purchased the shares, the book value was the purchase price of the shares. Since then the book value has decreased as a result of incurring liabilities connected with this public offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Our offering will begin on the date of this prospectus and end 270 days thereafter. Funds from this offering will be placed in a separate bank account at Bank of America, 5201 Broadway, San Antonio, TX 78209. Its telephone numbers are 210-283-6100 and 1-800-432-1000. The funds will be maintained in the separate bank until we receive a minimum of $100,000. This account is not an escrow, trust or similar account. Funds will not be placed in an escrow account, trust or similar account.

     We do not have the right to withdraw money from the account prior to selling the minimum shares in this offering. We will hold the funds in the account until we receive a minimum of $100,000 at which time we will withdraw and begin using the funds. We will immediately withdraw any funds received afterwards. If we do not receive the minimum amount of $100,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 270 day period, no funds will be returned. You will only receive a refund if we do not raise the minimum of $100,000 within the 270 day period. You will not have the right to withdraw your funds during the offering.

     There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering.

     Your subscription will be deposited in a separate bank account under our name. The funds will not be held in an escrow or trust account. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized and you could lose your investment. It would not matter whether or not we raised the minimum amount in this offering. Thus, there is no assurance that your funds will be returned to you.

     You will not ordinarily be entitled to a refund unless we fail to sell the minimum number of shares during the 270 day subscription period. However, you may have a right to a refund if there is a change in the material terms of this offering. The following constitute material terms that may entitle you to a refund:

*	extension of the offering period beyond 270 days;

*	change in the offering price;

*	change in the minimum sales requirement;

*	change to allow sales to affiliates in order to meet the minimum sales requirement;

*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account

     If the changes above occur, any new offering may be made by means of a post-effective amendment.

     We will sell the shares in this offering through Marilyn Miller, one of our officers and directors. She will receive no commission from the sale of any shares. She will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

     1. The person is not statutorily disqualified, as that term is defined in Section 3(a) (39) of the Act, at the time of his participation; and,

     2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     3. The person is not, at the time of their participation, an associated person of a broker/dealer; and,

     4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Marilyn Miller is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. She is and will continue to be one of our officers and directors at the end of this offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. She has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

     Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Marilyn Miller will also distribute the prospectus to potential investors at the meetings, to business associates and to her friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

     We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Texas, Washington D.C. and outside the United States.

Management and our promoters, and their affiliates, will not purchase shares in this offering to reach the minimum.

Section 15(g) of the Securities Exchange Act 0f 1934

Shares of our stock are classified as “penny stocks” and are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and it may also affect your ability to sell your shares in the secondary market.

     Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, and a dealer’s "spread;” the broker/dealer compensation, broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customer’s rights and remedies in cases of fraud in penny stock transactions; and the Financial Industry Regulatory Authority’s (FINRA's) toll free telephone number and the North American Administrators Association’s central number for information on the disciplinary history of broker/dealers and their associated persons.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days, unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

     We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement

2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "MARATHON GOLD CORP."

Right to Reject Subscriptions

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

     Subscriptions will be placed in a separate bank account at Bank of America, until we have received $100,000. Upon receipt of $100,000, we will withdraw and use the funds. If we do not receive $100,000 within 270 days of the effective date of this offering, all subscriptions received by us will be promptly returned to each investor without interest or deductions.

BUSINESS

General

We were incorporated in the State of Nevada on May 26, 2005. We will be engaged in the exploration of a mining property. We maintain our statutory registered agent's office at 6100 Neil Road, Suite 500, Reno, Nevada 89544. Our business office is located at 6338 N. New Braunfels Avenue, Suite 350, San Antonio, Texas 78209. Our telephone number is (210) 862-3071. This is the office of Kathrine MacDonald, our president. We use this space on a rent-free basis.

     We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

Background

In the nineteenth century, the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. Accordingly, all Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. The Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our mineral claim is one such acquisition. Accordingly, fee simple title to the property resides with the Crown.

     Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of our mineral claim, that is the province of British Columbia.

     As of January 12, 2005, British Columbia was divided into a cell grid system for map staking. Cells are based on latitude and longitude and vary in size according to the area of the province. Cells in the south are slightly larger, averaging 21 hectares. Cells in central B.C. average 19.5 hectares, while cells in the north average 16 hectares. Staking of mineral tenures now takes place within the Mineral Title Online Registry, through an online data server and map or cell selection. There is no requirement to mark these cell tenures on the ground as they are all geographically located in Universal Transvers Mercator (UTM) coordinates at the time of acquisition. The UTM coordinate system is a grid-based method of specifying locations on the surface of the Earth.

     Our claim is a mining lease issued pursuant to the British Columbia Mineral Act. The lessee, Glengarry Developments Inc., a British Columbia corporation, has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

History and Legal Aspects of our Claim

In December 2005, Woodburn Holdings Ltd., a British Columbia corporation, entirely owned and controlled by our former secretary, Robert Baker, acquired one mineral property consisting of one mining claim in British Columbia, Canada. Woodburn Holdings Ltd. is a non-affiliated third-party, although at the time that it obtained the claim, it was affiliated with us because Mr. Baker was our officer and director. Woodburn Holdings Ltd. paid Glengarry Development Corp. $5,000 to obtain the claim. Glengarry Developments Inc., a non-affiliated third party, is a company owned by the brother of our officer and director, Kathrine MacDonald. The PT1 property was obtained on the basis of the geological information provided below.

     The claim was recorded in the name of Woodburn Holdings Ltd. to avoid paying additional legal, accounting and filing fees for creating a wholly-owned British Columbia corporation. Under British Columbia law, title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. As an American corporation, we can never possess a legal mining claim to the land. In order to hold a legal claim, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe the associated costs would be a waste of our money at this time. The legal costs of incorporating a subsidiary corporation, the accounting costs of its audited financial statements, together with the legal and accounting costs of expanding this registration statement would be several thousands of dollars. Accordingly, we have elected not to create the subsidiary, but may choose do so if mineralized material is discovered over the property.

In May 2007, Mr. Baker resigned as officer and director. Woodburn Holdings Ltd. assigned its interest in our outstanding debt to Dimac Capital Corporation. Dimac Capital Corporation is a British Columbia corporation, owned and controlled by our president, Ms. MacDonald. At the same time, Woodburn Holdings sold its 2,500,000 shares of our common stock to our officer and director Marilyn Miller. In November 2007, Woodburn Holdings Ltd. assigned the mineral claim to Glengarry Developments Inc. to hold in trust for us. Our rights to the claim have transferred with the claim and are acknowledged by Glengarry Developments Inc. We have signed Declaration of Trust document with Glengarry Developments Inc. that states that Glengarry holds in trust for us a 100% undivided interest in the mineral claim, claim PT1 (PT1 is the name of the claim), record number 520335, and expiration date Sept 22, 2008. This document also states that Glengarry will deliver full title on demand to us for as long as the claim is in good standing with the Province of British Columbia.

     We will consider forming a wholly owned British Columbia subsidiary corporation if we find mineralized material on the property and determine that it can be economically extracted. Glengarry Developments Inc. will be obligated to convey title to the mineral claim to the wholly owned subsidiary. Should Glengarry Developments Inc. transfer the property to a third party, the third party will obtain good title and we will have nothing. If that happens, we will not have any legal mineral claim and we will have to cease mining operations. We believe if Glengarry Developments Inc. transfers title to a third party, we would have a cause of action against Glengarry for monetary damages only.

Property

We do not own the underlying property of the mineral claim, nor do we hold legal title to the mineral claim, as noted above.

     The property is unencumbered, that is, there are no claims, liens, charges or liabilities against the property. There are no competitive conditions – the action of some unaffiliated third party should not affect the property. There are no native land claims that affect title to the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved, containing no buildings or improvements.

     To date, we have not performed any work on the property. We are presently only beginning an exploration stage and cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property. In fact, the possibility that a commercially viable mineral claim exists on the property is very remote. Exploration needs to be done and a comprehensive evaluation would be needed to determine if it is economically and legally feasible to continue our operations.

     We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Claims

     The following is a list of the claim number, claim name, date of recording and expiration date of our claim:

		Date of	Date of
Claim No.	Document Description	Recording	Expiration
520335	PT-1 Mining Claim.	September 22, 2005	September 22, 2008

     Our claim measures 842 meters by 470 meters.

In order to maintain this claim, Glengarry Developments Inc. has verbally agreed to pay the annual fee of CDN$100 per year for the claim. Glengarry Developments Inc. can renew the claim indefinitely; the amount of the renewal will not increase for the year ending 2007. We do not know if the fee to renew the claim will increase after 2007.

     We have no recourse if Glengarry Developments Inc. fails to pay the fee for the claim. To safeguard against nonpayment of the minimum fee, we will request proof of payment from Glengarry prior to the deadline. If there is any doubt, we may make the payment ourselves. If the payment is not made, the property lease will terminate, and we will have no mineral claim and will have to cease exploration operations on the property. There is no grace period if there is a default on the work on the property or if Glengarry Developments misses renewing the claim. Glengarry Developments will not cause the claim to expire as a result not renewing it, provided mineralized material is found. If our exploration program does not find mineralized material, Glengarry Developments will allow the claim to expire and we will cease mining operations on the property.

Location and Access

     The property (PT1 claim) is 38.795 hectares in area and is located approximately 20 Kilometers northwest of the city of Quesnel in the Fraser River basin, between the Cottonwood River and Highway 97 North. The property is accessed from the paved Old Prince George Highway (13.8 km), then 6.4 km on gravel on a major logging road. Numerous local logging spur roads provide access to the property.

Physiography

     The property lies between elevations of 500 meters and 750 meters. The claim is 842 meters long by 470 meters wide, 38.79553 hectares (95.86 acres).The majority of the property has been logged and the remaining vegetation consists mainly of Black Poplar (Cottonwood).

     The property is usually snow-free from April to the end of December, providing an eight to nine month exploration season. As such, no exploration will take place between January and March.

Property Geology

     The property geology has yet to be defined, however the property is located at the southern end of newly-discovered platinum showings identified in 2003-4 by Richfield Ventures Corp. geologist Robert E. Reid, P.Geo. These showings were identified as trending northwest to southeast from Red Rock Canyon in the north to Ten Mile Lake in the south. These findings influenced our decision in choosing our claim, even though mineralization on nearby property does not guarantee reverses on our property.

MAP 1

104G
104H
94E
94F
94G
94H
104B
104A
94D
94C
94B
94A
Fort St. John
Dawson Creek
102P
93M
93N
93O
93P
103J
103I
Terrace
93L
93K
93J
93I
Prince Rupert
Prince George
83E
103G
93E
93F
93G
93H
Quesnel
83C
103B
93D
93C
93B
93A
K-9 Claim
83D
Williams Lake
82O
102O
102P
92M
92N
92O
82N
82M
Revelstoke
Kamloops
82L
82K
102I
92L
92I
Vernon
Merritt
Kelowna
Cranbrook
82G
Courtenay
Penticton
82E
Nelson
92F
92H
Greenwood
Grand Forks
Trail
92E
Abbotsford
92C
92B

Mineralization

     No exploration has been conducted to determine any mineralization on the property.

History of Previous Work

     There is no history of previous work on the property.

Our Proposed Exploration Program

     We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible, we will cease operations and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

     We may not have enough money to complete our exploration of the property. If we do not raise enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or through loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

     The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. We must conduct exploration to determine what amount of minerals, if any, exist on the property, and if any minerals found can be economically extracted and profitably processed. We intend to start exploration operations once the offering is concluded, approximately 30 days after the closing. To our knowledge, the property has never been mined. We must explore for and find mineralized material before any gold retrieval can begin. If mineralized material is discovered, we will need to determine if it is economically feasible to remove it. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material.

     We cannot predict whether we will find mineralized material or whether it will be economically feasible to extract it. However the likelihood is remote.

     Our exploration program is designed to economically explore and evaluate the property. We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. We have decided to forego a major focus on surface sampling – i.e., no significant amount of surface sampling is planned. Prior to drilling, consultants are expected to undertake various sampling, analyzing, trenching, augering, and other such actions deemed appropriate by the industry. These activities are expected to provide insight into where it is best to drill. Our consultant will conduct a minimal series of surface and near-surface observations to provide the best estimate of where to focus attention on the claim.

     Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Our officers and directors will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations, proceed with additional exploration of the property, or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to ALS Chemex, analytical chemists, geochemists and registered assayers located in North Vancouver, British Columbia.

     We estimate the cost of core sampling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 2,250 linear feet or 8 holes. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 23 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 20 holes to a depth of 300 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000.

We anticipate beginning an exploration program approximately 30 days subsequent to a successful closing of this offering. This is mostly dependant on weather conditions and the availability of a consultant to provide consulting services to us. Consulting services will be provided by an independent third party and include advising on our exploration program and supervising our subcontractors.

     We are considering retaining Accurate Mining Services (AMS) as our consultant. AMS has been incorporated for three years and provides a full range of services to the mining industry, including property acquisition and management. Prior to AMS’s inception, its principal Fran Macpherson was a mine manager for several publicly traded exploration companies in the B.C. interior. Neither AMS or Ms. Macpherson are affiliated with us.

     The breakdown of estimated times and dollars was made by our officers and directors in consultation. To date, we have not paid any fees for an exploration consultant.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

     If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

     We cannot provide you with a more detailed discussion of how our exploration program will work and the likelihood of our success. We have a piece of raw land and intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event, except to say it is remote. Similarly, we do not have any plan to make our company generate revenue. This is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

     If we do not find mineralized material on the property, Glengarry Developments Inc. will allow the claim to expire and we will cease mining operations on the property. Mining exploration is speculative and chancy. If we are not successful in locating mineralized material, we will have to cease operations or seek another exploration project. We may choose to deviate from our plan of operations. Whatever the outcome of our current exploration program, our officers and directors are entrusted with our management for the benefit of our stockholders. As such, our management is bound to act in the best interests of our shareholders. If it is in the best interests of our shareholders to modify a proposed exploration program, expand operations into new areas, or entirely change our business operations, it must and will be done. If we deviate from our plan of operation, we will not return any funds to you.

Competitive Factors

     The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from out property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

     Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims

*	posting claims

*	working claims

*	reporting work performed

     We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

     We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety

2.	Archaeological Sites

3.	Exploration Access

     We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

     We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the foregoing and will continue to comply in the future. We believe that compliance will not adversely affect our business operations.

     Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only “cost and effect” of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. In any event, we have not allocated any funds for the reclamation of the property.

Subcontractors

     We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

     At present, we have no employees, other than our two officers and directors. Our officers and directors are part-time employees and will devote about 10% of their time to our operation. Accordingly, we have two total employees, both part-time, and no full-time employees. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors.

Ms. MacDonald will handle our administrative duties. Because our officers and directors are inexperienced with the technical aspects of exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

     We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated unless we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. We believe the minimum amount raised in this offering will allow us to operate for up to one year. Our success or failure will be determined, at least in part, by what we find under the ground. The more money we raise, the more core samples we can take. The more core samples we take, the more thorough our exploration will be.

To meet our need for cash we are attempting to raise money from this offering. Whatever money we raise will be applied to the items set forth in the Use of Proceeds section of this prospectus. Even if we raise the maximum amount in this offering, we cannot assure you that we will be successful. We will not begin exploration of the property until we raise money from this offering.

      If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans.

Our officers and directors are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise less than the maximum amount and need more money, we will have to revert obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

     We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

     If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations and attempt to raise more money. If we can’t or don’t raise more money, we will cease operations. If we cease operations, we don’t know what we will do and don’t have any plans to do anything.

     We do not intend to hire additional employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

     The following are our milestones:

     1. 0-30 days after completion of the offering, retain our consultant to manage the exploration of the property. - Cost $15,000. Time of retention 0-90 days.

     2. 30-120 days after completion of the offering. - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling we be subcontracted to non-affiliated third parties. Time to conduct the core drilling - 90 days.

     3. 120-150 days after completion of the offering. Have independent a third party analyse the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, define the body. We estimate that it will cost $10,000 to analyze the core samples and will take 30 days.

     All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

     There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price increases in services.

To become profitable and competitive, we first need to explore and conduct research regarding our property. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on May 26, 2005 to July 31, 2007

     We do not own any property, but it is held in trust for us by Glengarry Developments Inc. We have the right to conduct exploration activity on one property containing one mining claim. We have staked the property and will begin our exploration plan upon completion of this offering.

     Since inception, we have used loans from Woodburn Holdings Ltd., a corporation controlled by Robert Baker, our former secretary, and from Kathrine MacDonald, our president, to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided since inception on May 26, 2005 to July 31, 2007 was $20,528 in the form of loans from Mr. Baker and Ms. MacDonald. On May 31, 2007, Woodburn Holdings Ltd. assigned its right to any money we owe it to Dimac Capital Corporation. The loans and the assignment are not evidenced by any written instruments.

     We intend to repay the loans owed to Ms. MacDonald or her company Dimac Capital Corporation from the proceeds from this offering. The loans are without interest.

Liquidity and Capital Resources

     As of the date of this prospectus, we have yet to generate any revenues from our business operations.

     We issued 5,000,000 shares of common stock pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933. This was accounted for as a purchase of shares of common stock.

As of July 31, 2007, our total assets were $5,146 and our total liabilities were $30,303.

MANAGEMENT

Officers and Directors

     Our directors serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until their successors are duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Kathrine MacDonald	48	President, Principal Executive Officer, Secretary,
850 West Hastings Street, Suite 201		Treasurer, Principal Accounting Officer, Principal
Vancouver, British Columbia		Financial Officer and a member of the Board of
Canada V6C 1E1		Directors.

Marilyn Miller	42	Vice President and a member of the Board of
6036A Bondsteel Circle		Directors.
San Antonio, Texas 78234

Ms. MacDonald has held her office/position since inception of our company on May 26, 2005, and is expected to hold her office/position until the next annual meeting of our stockholders. Ms. Miller has held her office/position since inception also. She is also expected to hold her office/position until the next annual meeting of our stockholders.

Background of Officers and Directors

     Since May 26, 2005, Kathrine MacDonald has been our President, Principal Executive Officer, Treasurer, Principal Financial Officer and a member of our Board of Directors and since May 31, 2007 our secretary. Since April 21, 2006, Kathrine MacDonald has been Secretary/Treasurer, Principal Financial Officer and a member of the Board of Directors of Golden Star Resource Corp., an exploration stage mining company located in San Antonio, Texas. Golden Star Resource Corp. files reports with the SEC pursuant to section 15(d) of the Securities Exchange Act of 1934 and is traded on the Bulletin Board operated by the Financial Industry Regulatory Authority (FINRA) under the symbol GLNS. Kathrine MacDonald has been President of Dimac Capital Corporation since 1991. Dimac Capital Corporation is involved in the capital raising and development of mining and resource projects. From December 9, 2004 to May 31, 2007, Ms. MacDonald was President, Principal Executive Officer, Treasurer, Principal Financial Officer and a member of our Board of Directors of International Gold Corp., an exploration stage mining company located in Vancouver, British Columbia. Ms. MacDonald has been a director of Cantex Mine Development since March 7, 1996. Cantex is a publicly trading company on the TSX Venture Exchange engaged in the business of mining exploration. Ms. MacDonald has been a director of Metalex Ventures Ltd since March 31, 1997. Metalex is a publicly traded company on the TSX Venture Exchange engaged in the business of diamond exploration. Ms. MacDonald has been President, Chief Executive Officer and a Director of Valley High Ventures Ltd. since June 26, 1996. Valley High Ventures Ltd. is a publicly traded company on the TSX Venture Exchange engaged in the business of mining exploration. Ms. MacDonald has been a director of Consolidated AGX Resources since August 17, 1999. Consolidated AGX Resources is a publicly traded company on the TSX Venture Exchange engaged in the business of mining exploration. Ms. MacDonald was a director and Officer of Sovereign Chief Ventures from October 5, 1995 to June 27, 2002. Sovereign

Chief Ventures is a publicly trading company on the TSX Venture Exchange engaged in the business of oil and gas exploration and development. Ms. MacDonald previously worked with Dia-Met Minerals Ltd. from 1995 to 1998 as Manager of Corporate Communications in assisting to raise financing capital to develop North America’s first producing diamond mine. Ms. MacDonald was an investment advisor for Yorkton Securities from 1989 to 1991. Ms. MacDonald was an investment advisor with Continental Carlisle Douglas from 1985 to 1989. She was an investment advisor for Osler Wills Bickle Securities from 1982 to 1985.

Ms. MacDonald has had experience in raising capital and in managing start-up exploration companies. She has been a director and involved with management of Cantex Mine Development since 1996. The company has raised and expended over $30 million on its mining exploration projects. Cantex has mineral exploration projects in Greenland, Nevada, and Yemen. Ms. MacDonald has been a director of Metalex Ventures since 1997 and has been actively involved in the management of the company. Metalex has grown into an international diamond exploration company with projects in Canada, Greenland, Africa, and South America. The company has raised and expended over $40 million on its exploration projects. Ms. MacDonald was Manager of Corporate Communications for Dia Met Minerals which founded and developed the first Canadian diamond mine now producing over $800 million per year in revenues. She is President of Valley High Ventures Ltd. and involved in the management activities of the company. The company has raised several million dollars on exploration and has defined an ore reserve. Ms. MacDonald’s experience is in starting exploration companies as well as in managing non-mining operations. She does not have technical experience and has not been involved in the mining development of the projects after a known reserve is identified.

Marilyn Miller has been our Vice President and a member of the board of directors since May 26, 2005. Since January 2007, Ms. Miller has been a director of Cierra Pacific Ventures. Cierra Pacific is in the business of mining exploration. Cierra Pacific does not file reports with the United States Securities and Exchange Commission, but is listed for trading on the TSX Venture Exchange under the symbol CIZ.H. Since April 2007, Ms. Miller has been President, Secretary Treasurer and a director of Royal Mining Corp., a private company. Since June 2007, Ms. Miller has been the President, Secretary, Treasurer and a director of Goldstream Mining Corp., a private company. Since July 2007, Ms. Miller has been a director of Tapestry Resource Corp. Tapestry Ventures is engaged in the business of mining exploration. Tapestry Ventures does not file reports with the United States Securities and Exchange Commission, but is listed for trading on the TSX Venture Exchange under the symbol TPV.H. From December 2000 to 2001, Ms. Miller was earning her degree at the Gemological Institute of America (GIA) in San Diego. Ms. Miller is self-employed as a GIA Graduate Gemologist Consultant since October, 2001. She provides a high degree of professionalism and integrity in gem appraisals and guidance services to individuals and corporations, nationally. The Gemological Institute of America (GIA) is the world's foremost respected authority in gemology. Marilyn Miller graduated as a Graduate Gemologist from GIA in May, 2001. Since December 2001, Ms. Miller has been President of Obelisk International Corporation. Obelisk International Corporation is located in Vancouver, British Columbia and is involved in the capital raising and development of diamond exploration and other resource projects. Marilyn Miller previously worked as an Investment Associate with REFCO Canada Corporation in Toronto, Ontario from February 1995 to June 2000. Marilyn Miller was an Investment Associate for RBC Dominion Securities, in Toronto, Ontario from September 1992 to January 1995. Marilyn Miller attended the University of Toronto September 1988 to May 1992. Ms. Miller is the sister of MacDonald.

Other than as described above, Ms. MacDonald and Ms. Miller have not been members of the board of directors of any corporations during the last five years.

     During the past five years, Ms. MacDonald and Ms. Miller have not been the subject of the following events:

     1. Any bankruptcy petition filed by or against any business of which Ms. MacDonald and Ms. Miller were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Ms. MacDonald’s and Ms. Miller’s involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Conflicts of Interest

     At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional properties. The only conflict that we foresee is Ms. MacDonald’s and Ms. Miller’s devotion of time to projects that do not involve us. In the event that Ms. MacDonald or Ms. Miller ceases devoting time to our operations, they have agreed to resign officers and directors.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us from inception on May 26, 2005 through July 31, 2007, for our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

Summary Compensation Table
						Non-	Nonqualified
						Equity	Deferred	All
						Incentive	Compensa-	Other
				Stock	Option	Plan	tion	Compen-
Name and	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Principal Position	[1]	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kathrine MacDonald	2007	0	0	0	0	0	0	0	0
President, Secretary	2006	0	0	0	0	0	0	0	0
and Treasurer	2005	0	0	0	0	0	0	0	0

Marilyn Miller	2007	0	0	0	0	0	0	0	0
Vice President	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

Robert Baker	2007	0	0	0	0	0	0	0	0
Secretary	2006	0	0	0	0	0	0	0	0
(resigned - 2007)	2005	0	0	0	0	0	0	0	0

[1] We have only been in existence since May 26, 2005.

     We have not paid any salaries in 2007, and we do not anticipate paying any salaries at any time in 2007. We will not begin paying salaries unless we have adequate funds to do so.

     The following table sets forth the compensation paid by us from inception on May 26, 2005 through July 31, 2007, for each of our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named directors.

Director Compensation
	Fees
	Earned				Non-qualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kathrine MacDonald	0	0	0	0	0	0	0

Marilyn Miller	0	0	0	0	0	0	0

Robert M. Baker	0	0	0	0	0	0	0
(resigned)

     Our directors do not receive any compensation for serving as members of the board of directors.

     There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Option/SAR Grants

     There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

     We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

     Our directors do not receive any compensation for serving as members of the board of directors.

     As of this date, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it is feasible to do so.

Indemnification

     Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

     The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of	Percentage of
		Shares After	Ownership After	Ownership After
	Number of	Offering	the Offering	the Offering
	Shares	Assuming all	Assuming the	Assuming all of
Name and Address	Before the	of the Shares	Minimum Number	the Shares are
Beneficial Ownership [1]	Offering	are Sold	of Shares are Sold	Sold
Kathrine MacDonald [2]	2,500,000	2,500,000	41.66%	35.71%
850 West Hastings Street
Suite 201
Vancouver, British Columbia
Canada V6C 1E1

Marilyn Miller	2,500,000	2,500,000	41.66	35.71
6036A Bondsteel Circle
San Antonio, Texas 78234

All Officers and Directors	5,000,000	5,000,000	83.33	71.42
as a Group (2 persons)

[1]

The persons named above may be deemed to be a “parent” and “promoter” of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their direct and indirect stock holdings. Ms. MacDonald and Ms. Miller are the only “promoters” of our company.

[2]	Ms. MacDonald holds title to her common stock in the name of Dimac Capital Corporation, a British Columbia corporation which she owns and controls.

Future Sales by Existing Stockholders

On August 8, 2005, we issued 2,500,000 shares of common stock to Dimac Capital Corporation, a corporation owned and controlled by our president, Kathrine MacDonald. We also issued 2,500,000 shares of stock to Woodburn Holdings Ltd., a corporation owned and controlled by our former secretary, Robert M. Baker. On May 31, 2007, Woodburn Holdings Ltd. sold all of its shares to Marilyn Miller, our vice president.

     All of the shares issued are restricted securities as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Because Woodburn Holdings Ltd. sold its shares to Ms. Miller on May 31, 2007, Ms. Miller is restricted from selling stock for a year from that date.

     If we sell the minimum number of shares in our offering, 1,000,000 shares, Dimac Capital and Ms. Miller may sell up to 60,000 shares per quarter. For Ms. Miller, the selling restriction is also subject to one year holding period from the date of purchase, May 31, 2007. If the maximum number of shares are sold, 2,000,000, Dimac Capital and Ms. Miller can sell up to 70,000 shares per quarter. Again, selling by Ms. Miller is subject to the one year holding period.

     Shares purchased in this offering will be immediately resalable. Sales of shares purchased in this offering and sales of our other shares, subject to applicable restrictions, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

     Our current shareholders will likely sell a portion of their stock if the market price goes above $0.10. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

Because Ms. MacDonald and Ms. Miller, our two officers and directors, will control us after this offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

All shares currently outstanding are fully paid and non-assessable. All shares issued in this public offering will be fully paid and non-assessable when issued.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares can elect all of our directors, if they so choose. Accordingly, holders of less than 50% of outstanding shares will not be able to elect any of our directors. After this offering is completed, if the minimum number of shares are sold, present stockholders will own approximately 83.33% of our outstanding shares. If the maximum number of shares are sold, present stockholders will own approximately 71.42% of our outstanding shares. In either case, the present stockholders, our officers and directors, will hold over 50% of the outstanding shares and be able to elect all of our directors.

Cash Dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

     There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no

Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

     Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

On August 8, 2005, we issued a total of 2,500,000 shares of restricted common stock to Dimac Capital Corporation, a corporation owned and controlled by Kathrine MacDonald, our president, in consideration of $25. We also issued 2,500,000 shares of restricted common stock to Woodburn Holdings, Ltd., a corporation owned and controlled by Robert M. Baker, our former secretary, in consideration of $25. This was accounted for as a purchase of common stock. On May 31, 2007, Mr. Baker resigned as our secretary and member of our board of directors. On the same date, Woodburn Holdings Ltd. sold all of its shares of common stock to Marilyn Miller, our vice president, and has assigned its right to any money we owe it to Dimac Capital.

LITIGATION

     We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to July 31, 2007, included in this prospectus have been audited by Morgan & Company, Chartered Accountants, 700 West Georgia Street, Suite 1488, Vancouver, British Columbia, Canada V7Y 1A1, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGALITY OF SHARES BEING ISSUED

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, and telephone (509) 624-1475 has opined on the legality of the shares being issued in this public offering.

FINANCIAL STATEMENTS

     Our fiscal year end is October 31. We will provide audited financial statements to our stockholders on an annual basis.

     Unaudited statements for the nine months ended July 31, 2007 and audited financial statements for the periods ended October 31, 2006 and 2005 immediately follow:

MARATHON GOLD CORP.
(An Exploration Stage Company)

BALANCE SHEETS
(Unaudited)
(Stated in U.S. Dollars)

	JULY 31,	OCTOBER 31
	2007	2006

ASSETS

Current
Cash	$146	$-
Mineral claim interest	5,000	5,000

	5,146	5,000

LIABILITIES

Current
Bank overdraft	$-	$13
Accounts payable and accrued liabilities	9,775	4,411
Due to shareholders (Note 3)	20,528	16,020
	30,303	20,444

SHAREHOLDERS’ DEFICIENCY

Share Capital
Authorized:
100,000,000 common shares with a par value of $0.00001 per share
100,000,000 preferred shares with a par value of $0.00001 per share
Issued:
5,000,000 common shares	50	50

Deficit Accumulated During The Exploration Stage	(25,207)	(15,494)
	(25,157)	(15,444)

	$5,146	$5,000

The accompanying notes are an integral part of these financial statements.

MARATHON GOLD CORP.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
(Unaudited)
(Stated in U.S. Dollars)

					CUMULATIVE
					PERIOD FROM
	THREE	THREE	NINE	NINE	INCEPTION
	MONTHS	MONTHS	MONTHS	MONTHS	MAY 26
	ENDED	ENDED	ENDED	ENDED	2005 TO
	JULY 31	JULY 31	JULY 31	JULY 31	JULY 31
	2007	2006	2007	2006	2007

Revenue	$-	$-	$-	$-	$-

Expenses
Legal and accounting	-	-	9,275	-	23,186
Office and sundry	42	79	118	327	727
Transfer and filing fees	320	484	320	484	1,294
	362	563	9,713	811	25,207

Net Loss For The Period	$(362)	$(563)	$(9,713)	$(811)	$(25,207)

Basic And Diluted Net Loss Per
Common Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Number Of
Common Shares Outstanding	5,000,000	5,000,000	5,000,000	5,000,000

The accompanying notes are an integral part of these financial statements.

MARATHON GOLD CORP.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(Unaudited)
(Stated in U.S. Dollars)

					CUMULATIVE
					PERIOD FROM
	THREE	THREE	NINE	NINE	INCEPTION
	MONTHS	MONTHS	MONTHS	MONTHS	MAY 26
	ENDED	ENDED	ENDED	ENDED	2005 TO
	JULY 31	JULY 31	JULY 31	JULY 31	JULY 31
	2007	2006	2007	2006	2007

Cash Provided By (Used For):

Operating Activities
Net loss for the period	$(362)	$(563)	$(9,713)	$(811)	$(25,207)

Net changes in non-cash operating
working capital item:
Accounts payable and accrued
liabilities	-	-	5,364	-	9,775
	(362)	(563)	(4,349)	(811)	(15,432)

Financing Activities
Issue of share capital	-	-	-	-	50
Due to shareholders	513	-	4,508	500	20,528
	513	-	4,508	500	20,578

Investing Activity
Acquisition of mineral claim interest	-	-	-	-	(5,000)

Increase (Decrease) In Cash	151	(563)	159	(311)	146

Cash, Beginning Of Period	(5)	598	(13)	346	-

Cash, End Of Period	$146	$35	$146	$35	$146

Supplemental Information
Interest paid	$-	$-	$-	$-	$-
Income tax paid	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

MARATHON GOLD CORP.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

PERIOD FROM INCEPTION, MAY 26, 2005 TO JULY 31, 2007
(Unaudited)
(Stated in U.S. Dollars)

	COMMON STOCK		DEFICIT
	NUMBER		ACCUMULATED
	OF		DURING THE
	COMMON	PAR	EXPLORATION
	SHARES	VALUE	STAGE	TOTAL

Stock issued August 8, 2005 for cash at $0.00001	5,000,000	$50	$-	$50

Net loss for the period	-	-	(15,788)	(15,788)

Balance, October 31, 2005	5,000,000	50	(15,788)	(15,738)

Net loss for the year	-	-	(4,706)	(4,706)

Balance, October 31, 2006	5,000,000	50	(20,494)	(20,444)

Net loss for the period	-	-	(9,713)	(9,713)

Balance, July 31, 2007	5,000,000	$50	$(30,207)	$(30,157)

The accompanying notes are an integral part of these financial statements.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2007
(Unaudited)
(Stated in U.S. Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Organization

Marathon Gold Corp, (“the Company”) was incorporated in the State of Nevada, U.S.A., on May 26, 2005.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining claims. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

Basis of Presentation

The unaudited financial statements as of July 31, 2007 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations on a going basic concern-basis. This disclosure presumes funds will be available to finance on-going development, operations and capital expenditures and the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

In the opinion of the Company’s management these financial statements reflect all adjustments necessary to present fairly the Company’s financial position at July 31, 2007 and the results of its operations for the three and nine months then ended. It is suggested that these financial statements be read in conjunction with the October 31, 2006 audited financial statements and notes thereto. The results of operations for the three and nine months ended July 31, 2007 are not necessarily indicative of the results to be expected for the entire fiscal year.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2007
(Unaudited)
(Stated in U.S. Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN (Continued)

Going Concern (Continued)

As shown in the accompanying financial statements, the Company has incurred a net loss of $25,207 for the period from May 26, 2005 (inception) to July 31, 2007, and has no revenue. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral claims. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

	a)	Exploration Stage Company

The Company’s financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” and Securities and Exchange Commission (“SEC”) Act Guide 7, as it devotes substantially all of its efforts to acquiring and exploring mineral properties. Until such properties are acquired and developed, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the exploration stage.

	b)	Cash

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits. For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. At July 31, 2007, the Company has no cash equivalents.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2007
(Unaudited)
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	c)	Mineral Property Acquisition Payments

The Company is primarily engaged in the acquisition, exploration and development of mineral properties.

Mineral property acquisition costs are initially capitalized as tangible assets when purchased. At the end of each fiscal quarter end, the Company assesses the carrying costs for impairment. If proven and probable reserves are established for a property and it has been determined that a mineral property can be economically developed, costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

	d)	Mineral Property Exploration Costs

Mineral property exploration costs are expensed as incurred.

Estimated future removal and site restoration costs, when determinable are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

As of the date of these financial statements, the Company has not established any proven or probable reserves on its mineral properties and incurred only acquisition costs.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2007
(Unaudited)
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management's estimates and assumptions are determining the fair value of transactions involving common stock, valuation and impairment losses on mineral property acquisitions. Other areas requiring estimates include allocations of expenditures to resource property interests. Actual results could differ from those estimates.

	f)	Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in Foreign dollars are translated into U.S. dollars as follows:

i) monetary items at the rate prevailing at the balance sheet date;
ii) non-monetary items at the historical exchange rate;
iii) revenue and expense items at the average rate in effect during the applicable accounting period.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains or losses are included in the Statement of Operations.

3.	DUE TO SHAREHOLDERS

The amounts due to shareholders are unsecured and interest free with no specific terms of repayment.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2007
(Unaudited)
(Stated in U.S. Dollars)

4.	MINERAL CLAIM INTEREST

On October 31, 2006, Woodburn Holdings Ltd., a private company controlled by the Company’s secretary, holds, on behalf of the Company, a 100% interest in one mineral claim located in British Columbia, Canada. The property is 38.795 hectares in area and is located approximately 20 kilometres northwest of the city of Quesnel, British Columbia. The consideration for the acquisition was a cash payment of $5,000, which represented reimbursement of the cost paid by the vendor for the staking of the mineral claim.

5.	CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Company has no significant contractual obligations or commitments with any parties respecting executive compensation, consulting arrangements, rental premises or other matters, except as disclosed elsewhere in these notes. The officers and directors provide management services to the Company without any compensation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of
Marathon Gold Corp.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Marathon Gold Corp. (an exploration stage company) as of October 31, 2006 and 2005, and the related statements of operations, cash flows, and stockholders’ deficiency for the year ended October 31, 2006, for the period from inception, May 26, 2005, to October 31, 2005, and for the cumulative period from inception, May 26, 2005, to October 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 2006 and 2005 and the results of its operations and its cash flows for the year ended October 31, 2006, and for the period from inception, May 26, 2005, to October 31, 2005, and for the cumulative period from inception, May 26, 2005, to October 31, 2006, in conformity with United States generally accepted accounting principles.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has negative cash flows, has a stockholders’ deficiency and is dependent upon obtaining adequate financing to fulfill its exploration activities. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada June 13, 2007	“Morgan & Company” Chartered Accountants

MARATHON GOLD CORP.
(An Exploration Stage Company)

BALANCE SHEETS
(Stated in U.S. Dollars)

	OCTOBER 31
	2006	2005

ASSETS

Current
Cash	$-	$346
Mineral claim interest	5,000	5,000

	5,000	5,346

LIABILITIES

Current
Bank overdraft	$13	$-
Accounts payable and accrued liabilities	4,411	594
Due to shareholders (Note 4)	16,020	15,490
	20,444	16,084

SHAREHOLDERS’ DEFICIENCY

Share Capital
Authorized:
100,000,000 common shares with a par value of $0.00001 per share
100,000,000 preferred shares with a par value of $0.00001 per share
Issued:
5,000,000 common shares	50	50

Deficit Accumulated During The Exploration Stage	(15,494)	(10,788)
	(15,444)	(10,738)

	$5,000	$5,346

The accompanying notes are an integral part of these financial statements.

MARATHON GOLD CORP.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

			CUMULATIVE
		PERIOD FROM	PERIOD FROM
		INCEPTION	INCEPTION
	YEAR	MAY 26	MAY 26
	ENDED	2005 TO	2005 TO
	OCTOBER 31	OCTOBER 31	OCTOBER 31
	2006	2005	2006

Revenue	$-	$-	$-

Expenses
Legal and accounting	3,817	10,094	13,911
Office and sundry	405	204	609
Transfer and filing fees	484	490	974
	4,706	10,788	15,494

Net Loss For The Period	$(4,706)	$(10,788)	$(15,494)

Basic And Diluted Loss Per Common Share	$(0.00)	$(0.00)

Weighted Average Number Of Common Shares
Outstanding	5,000,000	2,658,228

The accompanying notes are an integral part of these financial statements.

MARATHON GOLD CORP.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

			CUMULATIVE
		PERIOD FROM	PERIOD FROM
		INCEPTION	INCEPTION
	YEAR	MAY 26	MAY 26
	ENDED	2005 TO	2005 TO
	OCTOBER 31	OCTOBER 31	OCTOBER 31
	2006	2005	2006

Cash Provided By (Used For):

Operating Activities
Net loss for the period	$(4,706)	$(10,788)	$(15,494)

Net changes in non-cash operating working capital
item:
Accounts payable and accrued liabilities	3,830	594	4,411
	(876)	(10,194)	(11,083)

Financing Activities
Issue of share capital	-	50	50
Due to shareholders	530	15,490	16,020
	530	15,540	16,070

Investing Activity
Acquisition of mineral claim interest	-	(5,000)	(5,000)

Increase (Decrease) In Cash	(346)	346	(13)

Cash, Beginning Of Period	346	-	-

Cash, End Of Period	$-	$346	$(13)

Supplemental Information
Interest paid	$-	$-	$-
Income tax paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

MARATHON GOLD CORP.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

PERIOD FROM INCEPTION, MAY 26, 2005, TO OCTOBER 31, 2006
(Stated in U.S. Dollars)

	COMMON STOCK		DEFICIT
	NUMBER		ACCUMULATED
	OF		DURING THE
	COMMON	PAR	EXPLORATION
	SHARES	VALUE	STAGE	TOTAL

Stock issued August 8, 2005 for cash at $0.00001	5,000,000	$50	$-	$50

Net loss for the period	-	-	(15,788)	(15,788)

Balance, October 31, 2005	5,000,000	50	(15,788)	(15,738)

Net loss for the year	-	-	(4,706)	(4,706)

Balance, October 31, 2006	5,000,000	$50	$(20,494)	$(20,444)

The accompanying notes are an integral part of these financial statements.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Organization

Marathon Gold Corp, (“the Company”) was incorporated in the State of Nevada, U.S.A., on May 26, 2005.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining claims. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $15,494 for the period from May 26, 2005 (inception) to October 31, 2006, and has no revenue. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral claims. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

	a)	Exploration Stage Company

The Company’s financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” and Securities and Exchange Commission (“SEC”) Act Guide 7, as it devotes substantially all of its efforts to acquiring and exploring mineral properties. Until such properties are acquired and developed, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the exploration stage.

	b)	Cash

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits. For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. At October 31, 2006, the Company has no cash equivalents.

	c)	Mineral Property Acquisition Payments

Mineral property acquisition costs are initially capitalized as tangible assets when purchased. At the end of each fiscal quarter end, the Company assesses the carrying costs for impairment. If proven and probable reserves are established for a property and it has been determined that a mineral property can be economically developed, costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	d)	Mineral Property Exploration Costs

Mineral property exploration costs are expensed as incurred.

Estimated future removal and site restoration costs, when determinable are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

As of the date of these financial statements, the Company has not established any proven or probable reserves on its mineral properties and incurred only acquisition costs.

	e)	Deferred Offering Costs

The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received or if the financing does not occur, they will be expensed.

	f)	Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143’), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.

The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit- adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	g)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management's estimates and assumptions are determining the fair value of transactions involving common stock, valuation and impairment losses on mineral property acquisitions. Other areas requiring estimates include allocations of expenditures to resource property interests. Actual results could differ from those estimates.

	h)	Financial Instruments

The carrying values of the Company’s financial instruments, including cash and accounts payable and accrued liabilities approximate their fair value because of the short maturity of these instruments. The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The Company’s financial risk is the risk that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

The Company has adopted SFAS No. 150, Accounting For Certain Financial Instruments and Characteristics of both Liabilities and Equity”. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The financial instruments affected includes certain obligations that can be settled with shares of stock

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	i)	Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

	j)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109 – “Accounting for Income Taxes”. This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

	k)	Basic and Diluted Net Loss Per Share

The Company reports basic loss per share in accordance with SFAS No. 128 – “Earnings Per Share”. Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding during the period. Diluted loss per share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As the Company generated net losses in the period presented, the basic and diluted loss per share is the same, as any exercise of options or warrants would be anti- dilutive.

	l)	Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in Foreign dollars are translated into U.S. dollars as follows:

i)	monetary items at the rate prevailing at the balance sheet date;

ii)	non-monetary items at the historical exchange rate;

iii)	revenue and expense items at the average rate in effect during the applicable accounting period.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	l)	Foreign Currency Translation (Continued)

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains or losses are included in the Statement of Operations.

	m)	Stock Based Compensation

On November 1, 2005, the Company adopted SFAS No. 123 (revised 2004) – Share-Based Payment (“SFAS No. 123(R)”), which addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise, or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments.

In January 2005, the SEC issued Staff Accounting Bulletin (SAB) No. 107, which provides supplemental implementation guidance for SFAS No. 123(R). SFAS No. 123 (R) eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 – Accounting for Stock Issued to Employees, and instead requires that such transactions be accounted for using a fair-value-based method.

The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards under SFAS No. 123(R), consistent with that used for pro-forma disclosures under SFAS No. 123 – Accounting for Stock-Based Compensation.

To October 31, 2006, the Company has not granted any stock options.

	n)	Comprehensive Loss

SFAS No. 130 – “Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at October 31, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	o)	Revenue Recognition

Revenue is recognized upon delivery when title and risk of ownership of metals or metals bearing concentrate passes to the buyer and when collection is reasonably assured. The passing of title to the customer is based on the terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets.

	p)	Impairment of Long-Lived Assets

In accordance with SFAS 144 – “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews long-lived assets used in operations for impairment and records impairment losses when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets.

	q)	Regulatory Matters

The Company and its mineral property interests are subject to a variety of Canadian government regulations governing land use, health, safety and environmental matters. The Company’s management believes it has been in substantial compliance with all such regulations, and is unaware of any pending action or proceeding relating to regulatory matters that would affect the financial position of the Company.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

a)

In November 2005, the FASB issued Staff Position No. FAS 115-1 – “The Meeting of Other-Than- Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1”). FSP 115-1 provides accounting guidance for identifying and recognizing other-than-temporary impairments of debt and equity securities, as well as cost method investments in addition to disclosure requirements. FSP 115-1 is effective for reporting periods beginning after December 15, 2005, and earlier application is permitted. The Company has determined that the adoption of FSP 115-1 does not have an impact on its result of operations or financial position.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

3.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

b)

In March 2005, the Emerging Issue Task Force issued EITF Issue 04-6 – “Accounting for Stripping Costs in the Mining Industry (“EITF Issue 04-6”), stating that post-production stripping costs are a component of mineral inventory costs subject to the provisions of the American Institute of Certified Public Accountants Accounting Research Bulletin No. 43 – “Restatement and Revision of Accounting Research Bulletins, Chapter 4, “Inventory Pricing”, (“ARB No. 43”). Based upon this statement, post production stripping costs are considered as costs of the extracted minerals under a full absorption costing system and are recognized as a component of inventory to be recognized in costs of coal sales in the same period as the revenue from the sale of the inventory. In addition, capitalization of such costs would be appropriate only to the extent inventory exists at the end of a reporting period. The provisions will be effective for financial statements issued for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. The Company has determined that the adoption of EITF Issue 04-6 does not have an impact on its results of operations or financial position since the Company is still in the exploration stage and has not yet realized any revenues from its operations.

c)

In September 2006, FASB issued SFAS No. 157, “Fair Value Measures” (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 does not require any new fair value measurements. However, FASB anticipates that for some entities, the application of SFAS

157 will change current practice. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning February 1, 2008. The Company is currently evaluating the impact of adopting SFAS 157 but does not expect that it will have a significant effect on its financial position or results of operations.

d)

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB

128”). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB 108 is effective for interim periods ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB 108 but does not expect that it will have a significant effect on its financial position or results of operations.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

3.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

e)

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” (“SFAS 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of SFAS 48 does not have any material impact on the Company’s results of operations or financial position.

f)

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140” (“SFAS 155”), to simplify and make more consistent the accounting for certain financial instruments. SFAS 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”; to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS 155 amends SFAS 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

g)

In July 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a significant effect on the Company’s reported financial position or results of operations.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

3.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

h)

In December 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29” (“SFAS 153”). The guidance in APB Opinion No. 29, “Accounting for Non- monetary Transactions”, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS 153 amends Opinion No. 29 to eliminate the exception for non- monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 1, 2006. Early application is permitted and companies must apply the standard prospectively. The Company has determined that the adoption of this standard is not expected to have any material impact on the Company’s results of operations or financial position.

4.	DUE TO SHAREHOLDERS

The amounts due to shareholders are unsecured and interest free with no specific terms of repayment.

5.	MINERAL CLAIM INTEREST

On October 31, 2006, Woodburn Holdings Ltd., a private company controlled by the Company’s secretary, holds, on behalf of the Company, a 100% interest in one mineral claim located in British Columbia, Canada. The property is 38.795 hectares in area and is located approximately 20 kilometres northwest of the city of Quesnel, British Columbia. The consideration for the acquisition was a cash payment of $5,000, which represented reimbursement of the cost paid by the vendor for the staking of the mineral claim.

MARATHON GOLD CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2006 AND 2005
(Stated in U.S. Dollars)

6.	INCOME TAXES

a)	A reconciliation of income tax expense to the amount computed at the statutory rate is as follows:

			2006		2005
	Statutory tax rate		35%		35%

	Expected income tax provision		$(1,647	) $	(5,526)
	Unrecognized tax losses		1,647		5,526

		$	- $		-

b)	Significant components of deferred income tax assets are as follows:
			2006		2005

	Operating loss		$7,173		$5,526
	Valuation allowance		(7,173)		(5,526)

			$-		$-

c)

The Company has approximately $15,500 in operating losses carryforward which will expire by 2026, if not utilized. Subject to certain restrictions, the Company has mineral property expenditures of $5,000 available to reduce future taxable income. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance.

7.   CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Company has no significant contractual obligations or commitments with any parties respecting executive compensation, consulting arrangements, rental premises or other matters, except as disclosed elsewhere in these notes. The officer and directors provide management services to the Company without any compensation.

     Until _____________, 2008 , ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

     2. Article IX of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

     3. Nevada Revised Statutes, Chapter 78.

     The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$21.70
Printing Expenses	278.30
Accounting Fees and Expenses	4,000.00
Legal Fees and Expenses	25,000.00
Blue Sky Fees/Expenses	500.00
Transfer Agent Fees	200.00
TOTAL	$30,000.00

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

     During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Dimac Capital Corporation	August 8, 2005	2,500,000	$25 in cash
701 - 2190 Bellevue Avenue
West Vancouver, BC
Canada V7T 2X8

Woodburn Holdings Ltd.	August 8, 2005	2,500,000	$25 in cash
885 Pyrford Road
West Vancouver, BC
Canada V7S 2A2

     We issued the foregoing restricted shares of common stock to Dimac Capital Corporation, a British Columbia corporation, owned and controlled by Kathrine MacDonald, our president, and Woodburn Holdings Ltd., a British Columbia corporation owned and controlled by Robert M. Baker, our then secretary, and pursuant to section 4(2) of the Securities Act of 1933. Dimac Capital Corporation And Woodburn Holdings Ltd. are sophisticated investors and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

     On May 31, 2007, Woodburn Holdings Ltd. sold all of its shares of common stock to Marilyn Miller.

ITEM 27.   EXHIBITS.

     The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the securities being registered.
10.1*	PT1 Claim.
10.2*	Declaration of Trust of Woodburn Holdings Ltd.
10.3	Declaration of Trust of Glengarry Developments Inc.
23.1	Consent of Morgan & Company, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

     *   Previously filed.

ITEM 28.   UNDERTAKINGS.

     We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	For determining any liability under the Securities Act of 1933:

(i)

we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post- effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused to this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 7th day of December, 2007.

MARATHON GOLD CORP.

BY:  KATHRINE MACDONALD
        Kathrine MacDonald, President, Principal Executive
        Officer, Secretary, Treasurer, Principal Financial
        Officer, and Principal Accounting Officer

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Kathrine MacDonald, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

KATHRINE MACDONALD	President, Principal Executive Officer, Secretary,	December 7, 2007
Kathrine MacDonald	Treasurer, Principal Financial Officer, Principal
Accounting Officer and a member of the Board of
Directors

MARILYN MILLER	Vice President and member of the Board of Directors	December 7, 2007
Marilyn Miller

EXHIBIT INDEX

		Incorporated by reference
					Filed
Exhibit	Document Description	Form	Date	Number	herewith
3.1	Articles of Incorporation.	SB-2	2/09/06	3.1
3.2	Bylaws.	SB-2	2/09/06	3.2
4.1	Specimen Stock Certificate.	SB-2	2/09/06	4.1
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the				X
	legality of the securities being registered.
10.1	PT1 Claim.	SB-2	2/09/06	10.1
10.2	Declaration of Trust of Woodburn Holdings Ltd.	SB-2	2/09/06	10.2
10.3	Declaration of Trust of Glengarry Developments Inc.				X
23.1	Consent of Morgan & Company, Chartered				X
	Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.				X
99.1	Subscription Agreement.	SB-2	2/09/06	99.1